EXHIBIT 10.4

UGI CORPORATION

2009 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR NEW EMPLOYEES

As Amended and Restated as of November 22, 2013

i

ARTICLE I

STATEMENT OF PURPOSE
The purpose of the UGI Corporation 2009 Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”) is to provide a fair and competitive level of retirement benefits to certain management and other highly compensated employees and thereby to attract and retain the highest quality executives to UGI Corporation, UGI Utilities, Inc. and its subsidiaries, including UGI Penn Natural Gas, Inc., UGI Central Penn Gas, Inc., and, effective October 1, 2010, UGI Energy Services, Inc. To address these purposes and to account for the closure of the Pension Plan and the CPG Pension Plan, each as defined herein, certain employees of UGI Corporation, UGI Utilities, Inc. and its subsidiaries, including UGI Penn Natural Gas, Inc. and UGI Central Penn Gas, Inc., and, effective October 1, 2010, UGI Energy Services, Inc. (those designated as “Participants”), will be provided with supplemental retirement benefits. The 2009 UGI SERP was amended and restated as of October 1, 2010 to include certain employees of UGI Energy Services, Inc. The 2009 UGI SERP is now amended and restated as of November 22, 2013.
ARTICLE II

DEFINITIONS
Sec. 2.01    “Administrative Committee” shall mean the administrative committee designated pursuant to Article VII to administer the 2009 UGI SERP in accordance with its terms.
Sec. 2.02    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
Sec. 2.03     “Beneficiary” shall mean the person designated by a Participant to receive any benefits payable after the Participant’s death. UGI shall provide a form for this purpose. In the event a Participant has not filed a Beneficiary designation with UGI or none of the designated Beneficiaries are living at the date of the Participant’s death, the Beneficiary shall be the Participant’s estate.
Sec. 2.04    “Board” shall mean the Board of Directors of UGI.
Sec. 2.05    “Change in Control Agreement” shall mean a Change in Control Agreement between an Employee and a Participating Employer.
Sec. 2.06    “Code” shall mean the Internal Revenue Code of 1986, as amended.
Sec. 2.07    “Compensation Committee” shall mean the Compensation and Management Development Committee of the Board.

Sec. 2.08    “Compensation” shall mean a Participant’s actual base salary earned from the Participating Employers with respect to each Plan Year, plus the amount of annual bonus paid under the applicable bonus or severance plan with respect to each Plan Year, regardless of the payment date. Compensation shall include any such salary and bonus that that would be payable to the Employee except for an election by the Employee to have such compensation deferred under any qualified savings plan, non-qualified deferred compensation plan, or section 125 plan, of the Participating Employers. Compensation shall be prorated for any Plan Year during which the Employee ceases to be a Participant and remains an employee of the Participating Employers.
Sec. 2.09    “CPG Pension Plan” shall mean the UGI Central Penn Gas, Inc. Employees’ Retirement Plan.
Sec. 2.10    “Deferral Plan” shall mean the UGI Corporation 2009 Deferral Plan.
Sec. 2.11    “Effective Date” of the 2009 UGI SERP shall mean January 1, 2009, for Participating Employers other than UGI Energy Services, Inc. The 2009 UGI SERP shall be effective for UGI Energy Services, Inc. as of October 1, 2010. The effective date of the amended and restated 2009 UGI SERP is November 22, 2013.
Sec. 2.12    “Employee” shall mean any person in the employ of a Participating Employer other than a person (i) whose terms and conditions of employment are determined through collective bargaining with a third party or (ii) who is characterized as an independent contractor by a Participating Employer, no matter how characterized by a court or government agency. No retroactive characterization of an individual’s status for any other purpose shall make an individual an “Employee” for purposes hereof unless specifically determined otherwise by a Participating Employer for the purposes of this 2009 UGI SERP.
Sec. 2.13    “Employment Commencement Date” shall mean the first day on which a Participant became an employee of UGI or its Affiliates, or any entity whose business or assets have been acquired by UGI or its Affiliates or by any predecessor of such entities. If any interruption of employment occurred after the date described in the preceding sentence, the “Employment Commencement Date” after reemployment shall be the first day on which the Participant became an employee as described in the preceding sentence after the most recent such interruption of the employment relationship between the Participant and UGI or any of its Affiliates, unless the Administrative Committee determines otherwise.
Sec. 2.14    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
Sec. 2.15    “Executive Annual Bonus Plan” shall mean the UGI Corporation Executive Annual Bonus Plan or the UGI Utilities, Inc. Executive Annual Bonus Plan, each as amended from time to time, and any successor plans.
Sec. 2.16    “Key Employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by such Committee or its delegate in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.
Sec. 2.17    “Matching Contribution” shall have the meaning given that term under the Savings Plan.
Sec. 2.18    “Participant” shall mean each Employee who meets the requirements of Section 3.01 hereof.
Sec. 2.19    “Participating Employer” shall mean an employer listed on Schedule A.
Sec. 2.20    “Pension Plan” shall mean the Retirement Income Plan for Employees of UGI Utilities, Inc., as currently in effect and as it may hereafter be amended, and any plan designated by the Board as a successor thereto.
Sec. 2.21    “Plan Year” shall mean the 12-month period beginning on October 1 and ending on September 30.
Sec. 2.22    “Postponement Period” shall mean, for a Key Employee, the period of six months after separation from service (or such other period as may be required by Section 409A of the Code) during which 2009 UGI SERP benefits may not be paid to the Key Employee under section 409A of the Code.
Sec. 2.23    “Savings Plan” shall mean the UGI Utilities, Inc. Savings Plan.
Sec. 2.24    “Termination for Cause” shall mean termination of employment by reason of misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material gross adverse effect on the business, operations, assets, properties or financial condition of UGI and its Affiliates, taken as a whole.
Sec. 2.25    “UGI” shall mean UGI Corporation.
Sec. 2.26    “2009 UGI SERP” shall mean the UGI Corporation 2009 Supplemental Executive Retirement Plan for New Employees as set forth herein and as the same may be hereafter amended.
Sec. 2.27    “UGI Utilities” shall mean UGI Utilities, Inc.
ARTICLE III

PARTICIPATION AND VESTING

Sec. 3.01    Participation.
(a)    For Employees of a Participating Employer other than UGI Energy Services, Inc, on and after the Effective Date, each Employee who (i) is eligible to receive a bonus under an Executive Annual Bonus Plan at any time during the applicable Plan Year, (ii) is hired or rehired by a Participating Employer on or after the Effective Date (including by a transfer from an Affiliate), and (iii) is not accruing a benefit under the Pension Plan, CPG Pension Plan or any other defined benefit plan maintained by a Participating Employer and its Affiliates shall be eligible to become a Participant in the 2009 UGI SERP. Employees who meet the requirements of this subsection (a) as of the Effective Date shall become Participants in the 2009 UGI SERP as of the Effective Date.
(b)    For Employees of UGI Energy Services, Inc., on and after October 1, 2010, each Employee who (i) is eligible to receive a bonus under an Executive Annual Bonus Plan at any time during the applicable Plan Year, (ii) is employed by UGI Energy Services, Inc. on or after October 1, 2010 (including by a transfer from an Affiliate) and (iii) is not accruing a benefit under the Pension Plan, CPG Pension Plan or any other defined benefit plan maintained by a Participating Employer and its Affiliates shall be eligible to become a Participant in the 2009 UGI SERP. Employees who meet the requirements of this subsection (b) as of October 1, 2010 shall become Participants in the 2009 UGI SERP as of October 1, 2010.
(c)    Each newly hired Employee who meets the requirements of subsection (a) or (b), as applicable, shall become a Participant in the 2009 UGI SERP immediately upon his or her date of hire. Each newly promoted Employee of a Participating Employer, or an Employee who is transferred to a Participating Employer from an Affiliate that is not a Participating Employer, who meets the requirements of subsection (a) or (b), as applicable, shall become a Participant in the 2009 UGI SERP as of the first day of the Plan Year following his transfer or promotion date.
Sec. 3.02    Vesting. Benefits under this 2009 UGI SERP shall vest on the fifth anniversary of a Participant’s most recent Employment Commencement Date, if the Participant continues to be employed by UGI and its Affiliates through the vesting date, unless the Compensation Committee determines that a Participant’s benefits should vest, in whole or in part, sooner. A Participant’s benefit under this 2009 UGI SERP shall also vest if the Participant’s employment with UGI and its Affiliates terminates on account of death or Total Disability, as determined under the Savings Plan. Notwithstanding anything to the contrary, a Participant shall vest in his or her benefits under Section 4.05 of this 2009 UGI SERP when the Participant’s employment has terminated under the circumstances described in Section 4.05 and the Participant has met all the requirements of the Participant’s Change in Control Agreement that entitle the Participant to receive the benefits described in Section 4.05.
ARTICLE IV

BENEFITS
Sec. 4.01    Benefit Credits.

(a)    UGI shall establish a bookkeeping account for each Participant. At the end of each Plan Year, UGI shall credit to the Participant’s account an amount equal to 5% of the Participant’s maximum recognizable Compensation as determined under the limit in effect under section 401(a)(17) of the Code for the calendar year in which the Plan Year begins, and 10% of the Participant’s Compensation, if any, in excess of such maximum recognizable Compensation under section 401(a)(17) of the Code. For UGI Energy Services, Inc. Participants, this subsection (a) shall be effective for Plan Years beginning on or after October 1, 2010.
(b)    In addition, in the event that any portion of the Matching Contribution allocated to a Participant under the Savings Plan with respect to the Savings Plan year in which the Plan Year begins is forfeited to satisfy the nondiscrimination requirements of section 401(m) of the Code, UGI shall credit to the Participant’s account under the 2009 UGI SERP, in the Plan Year in which the forfeiture occurs, an amount that is equal to the forfeited Matching Contributions, adjusted for earnings and losses as provided under the Savings Plan to the date forfeited. The allocation with respect to forfeited Matching Contributions shall not exceed the Matching Contributions that would have been provided under the Savings Plan in the absence of any plan-based restrictions that reflect limits on qualified plan contributions under the Code, in accordance with section 409A of the Code. For UGI Energy Services, Inc. Participants, this subsection (b) shall be effective for Savings Plan years beginning on or after January 1, 2011.
Sec. 4.02    Timing of Credits. Amounts shall be credited to a Participant’s account annually within 90 days after the end of the Plan Year.
Sec. 4.03    Earnings.
(a)    For purposes of measuring the investment returns of a Participant’s account, the Participant may select the investment funds in which all or part of his account shall be deemed to be invested, from the investment funds designated by the Administrative Committee.
(b)    A Participant shall make an investment designation by such method as the Administrative Committee determines. An investment designation shall remain effective until another valid designation has been made by the Participant. The Participant may amend his or her investment designation at such time or times as permitted by the Administrative Committee in its sole discretion, and in accordance with such procedures as may be established by the Administrative Committee.
(c)    In the absence of any Participant election designating the deemed investment of his account, a Participant shall be deemed to have elected that his account be invested in the manner selected by the Administrative Committee for such circumstance.
(d)    Each Participant’s account shall be adjusted periodically to take into account the gains, losses and income returns of the investment funds selected by the Participant.
Sec. 4.04    Divestiture. Each Participant shall be divested of, and shall immediately forfeit, any benefit to which the Participant is otherwise entitled under the 2009 UGI SERP if the

Participant experiences a Termination for Cause or if the Participant terminates employment with UGI and its Affiliates prior to satisfying the vesting requirements in Section 3.02 above.
Sec. 4.05    Change of Control Benefit.  In the event of a Change of Control (as defined in the applicable Change in Control Agreement), if and to the extent required by a Participant’s Change in Control Agreement, each Participant in the 2009 UGI SERP who is entitled to receive severance benefits under a Change in Control Agreement shall receive a credit to the Participant’s account equal to the aggregate credits that would have been made under Section 4.01(a) had the Participant continued in employment during the continuation period under the Change in Control Agreement and received annual compensation as described in the Change in Control Agreement.   This amount shall be credited to the Participant’s account as of the Participant’s termination date.
ARTICLE V

FORM AND TIMING OF BENEFIT DISTRIBUTION
Sec. 5.01    Form of Benefit Distributions. A Participant’s vested account under the 2009 UGI SERP shall be paid in a lump sum to the Participant upon the Participant’s termination of employment with UGI and its Affiliates for any reason other than Termination for Cause. In the event of death, the Participant’s vested account shall be paid in a lump sum to the Participant’s beneficiary designated in writing on a form filed with the Administrative Committee or its designee or, if there is none, to the Participant’s estate.
Sec. 5.02    Timing of Benefit Distributions. Except as otherwise required by Section 5.03 below, vested benefits payable under the 2009 UGI SERP shall be paid within 60 days after a Participant’s termination of employment for a reason other than Termination for Cause.
Sec. 5.03    Key Employees. If required by section 409A of the Code, no benefits shall be paid to a Participant who is a Key Employee during the Postponement Period. If a Participant is a Key Employee and payment of benefits under the 2009 UGI SERP is required to be delayed for the Postponement Period, the accumulated amounts withheld on account of section 409A of the Code shall be paid in a lump sum payment within 15 days after the end of the Postponement Period. If the Participant dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the Participant’s beneficiary (as described in Section 5.01) within 60 days after the Participant’s death.
Sec. 5.04    Deferral Elections. Notwithstanding the foregoing, a Participant may make a one-time, irrevocable election to elect to have the Participant’s vested account under this 2009 UGI SERP credited to the Participant’s account under the Deferral Plan on the date of the Participant’s separation from service, in lieu of the payments described in Section 5.01 and 5.02. If the Participant makes a deferral election, the Participant’s vested account under this 2009 UGI SERP will be credited to the Participant’s account under the Deferral Plan at separation from service and the amount credited to the Deferral Plan shall be distributed in accordance with the provisions of the Deferral Plan. An election under this Section 5.04 shall be made in writing, on a form and at a time prescribed by the Administrative Committee and shall be irrevocable upon submission to the Corporate Secretary of UGI Corporation.
ARTICLE VI

FUNDING OF BENEFITS
Sec. 6.01    Source of Funds. The Board may, but shall not be required to, authorize the establishment of a rabbi trust for the benefits described herein. In any event, UGI’s obligation hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to any specific assets of UGI or any such vehicle.
Sec. 6.02    Participant Contributions. There shall be no contributions made by Participants under the 2009 UGI SERP.
ARTICLE VII

THE COMMITTEE
Sec. 7.01    Appointment and Tenure of Administrative Committee Members. The Administrative Committee shall consist of one or more persons who shall be appointed by and serve at the pleasure of the Compensation Committee. Any Administrative Committee member may resign by delivering his or her written resignation to the Compensation Committee. Vacancies arising by the death, resignation or removal of an Administrative Committee member may be filled by the Compensation Committee.
Sec. 7.02    Meetings; Majority Rule. Any and all acts of the Administrative Committee taken at a meeting shall be by a majority of all members of the Administrative Committee. The Administrative Committee may act by vote taken in a meeting (at which a majority of members shall constitute a quorum). The Administrative Committee may also act by unanimous consent in writing without the formality of convening a meeting.
Sec. 7.03    Delegation. The Administrative Committee may, by majority decision, delegate to each or any one of its members, authority to sign any documents on its behalf, or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Administrative Committee, even though such person alone may sign any document required by third parties. The Administrative Committee shall elect one of its members to serve as Chairperson. The Chairperson shall preside at all meetings of the Administrative Committee or shall delegate such responsibility to another Administrative Committee member. The Administrative Committee shall elect one person to serve as Secretary to the Administrative Committee. All third parties may rely on any communication signed by the Secretary, acting as such, as an official communication from the Administrative Committee.
Sec. 7.04    Authority and Responsibility of the Administrative Committee. The Administrative Committee shall have only such authority and responsibilities as are delegated to it by the Compensation Committee or specifically under this 2009 UGI SERP. The Administrative Committee shall have full power and express discretionary authority to administer and interpret the 2009 UGI SERP, to make factual determinations and to adopt or amend such rules and regulations for implementing the 2009 UGI SERP and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Administrative Committee’s authorities and responsibilities shall also include:
(a)    maintenance and preservation of records relating to Participants, former Participants, and their beneficiaries;
(b)    preparation and distribution to Participants of all information and notices required under federal law or the provisions of the 2009 UGI SERP;
(c)    preparation and filing of all governmental reports and other information required under law to be filed or published;
(d)    construction of the provisions of the 2009 UGI SERP, to correct defects therein and to supply omissions thereto;
(e)    engagement of assistants and professional advisers;
(f)    arrangement for bonding, if required by law; and
(g)    promulgation of procedures for determination of claims for benefits.
Sec. 7.05    Compensation of Administrative Committee Members. The members of the Administrative Committee shall serve without compensation for their services as such, but all expenses of the Administrative Committee shall be paid or reimbursed by UGI.
Sec. 7.06    Committee Discretion. Any discretion, actions or interpretations to be made under the 2009 UGI SERP by the Administrative Committee or by the Compensation Committee on behalf of UGI shall be made in its sole discretion, not acting in a fiduciary capacity, need not be uniformly applied to similarly situated individuals, and shall be final, binding and conclusive upon the parties. All benefits under the 2009 UGI SERP shall be provided conditional upon the Participant’s acknowledgement, in writing or by acceptance of the benefits, that all decisions and determinations of the Administrative Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the 2009 UGI SERP.
Sec. 7.07    Indemnification of the Committees. Each member of the Administrative Committee and each member of the Compensation Committee shall be indemnified by UGI against costs, expenses and liabilities (other than amounts paid in settlement to which UGI does not consent) reasonably incurred by the member in connection with any action to which the member may be a party by reason of the member’s service on the applicable Committee, except in relation to matters as to which the member shall be adjudged in such action to be personally guilty of gross negligence or willful misconduct in the performance of the member’s duties. The foregoing right to indemnification shall be in addition to such other rights as the Administrative Committee member or the Compensation Committee member may enjoy as a matter of law or by reason of insurance coverage of any kind, but shall not extend to costs, expenses and/or liabilities otherwise covered by insurance or that would be so covered by any insurance then in force if such insurance contained a waiver of subrogation. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Administrative Committee member or the Compensation Committee member may be entitled pursuant to the by-laws of UGI. Service on the Administrative Committee or the Compensation Committee shall be deemed in partial fulfillment of the applicable Committee member’s function as an employee, officer, or director of UGI, if the Committee member also serves in that capacity.
ARTICLE VIII

AMENDMENT AND TERMINATION
Sec. 8.01    Amendment. The provisions of the 2009 UGI SERP may be amended at any time and from time to time by the Compensation Committee for any reason without either the consent of or prior notice to any Participant; provided, however, that no such amendment shall serve to reduce the benefit that has accrued on behalf of a Participant as of the effective date of the amendment. Notwithstanding the foregoing, the Administrative Committee may adopt any amendment to the 2009 UGI SERP as it shall deem necessary or appropriate to (i) maintain compliance with current laws and regulations; (ii) correct errors and omissions in the 2009 UGI SERP document; and (iii) facilitate the administration and operation of the 2009 UGI SERP.
Sec. 8.02    2009 UGI SERP Termination. While it is UGI’s intention to continue the 2009 UGI SERP indefinitely in operation, UGI, by action of the Compensation Committee, reserves the right to terminate the 2009 UGI SERP in whole or in part at any time for any reason without either the consent of or prior notice to any Participant. No such termination shall reduce the benefit that has accrued on behalf of a Participant as of the effective date of the termination, but UGI may immediately distribute all accrued benefits upon termination of the 2009 UGI SERP in accordance with section 409A of the Code.
ARTICLE IX

CLAIMS PROCEDURES
Sec. 9.01    Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the 2009 UGI SERP (hereinafter referred to as “claimant”), or requesting information under the 2009 UGI SERP shall present the request in writing to the Administrative Committee, which shall respond in writing or electronically. The notice advising of the denial shall be furnished to the claimant within 90 days of receipt of the benefit claim by the Administrative Committee, unless special circumstances require an extension of time to process the claim. If an extension is required, the Administrative Committee shall provide notice of the extension prior to the termination of the 90 day period. In no event may the extension exceed a total of 180 days from the date of the original receipt of the claim.

Sec. 9.02    Denial of Claim. If the claim or request is denied, the written or electronic notice of denial shall state:
(h)    The reason(s) for denial;
(i)    Reference to the specific 2009 UGI SERP provisions on which the denial is based;
(j)    A description of any additional material or information required and an explanation of why it is necessary; and
(k)    An explanation of the 2009 UGI SERP’s claims review procedures and the time limits applicable to such procedures, including the right to bring a civil action under section 502(a) of ERISA.
Sec. 9.03    Final Decision. The decision on review shall normally be made within 60 days after the Administrative Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing or in electronic form and shall:
(a)    State the specific reason(s) for the denial;
(b)    Reference the relevant 2009 UGI SERP provisions;
(c)    State that the claimant is entitled to receive, upon request and free of charge, and have reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and
(d)    State that the claimant may bring an action under section 502(a) of ERISA.
All decisions on review shall be final and bind all parties concerned.
Sec. 9.04    Review of Claim. Any claimant whose claim or request is denied or who has not received a response within 60 days may request a review by notice given in writing or electronic form to the Administrative Committee. Such request must be made within 60 days after receipt by the claimant of the written or electronic notice of denial, or in the event the claimant has not received a response, 60 days after receipt by the Administrative Committee of the claimant’s claim or request. The claim or request shall be reviewed by the Administrative Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
ARTICLE X

MISCELLANEOUS PROVISIONS

Sec. 10.01    Nonalienation of Benefits. None of the payments, benefits or rights of any Participant under the 2009 UGI SERP shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the 2009 UGI SERP.
Sec. 10.02    No Contract of Employment. Neither the establishment of the 2009 UGI SERP, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or Employee, or any person whomsoever, the right to be retained in the service of a Participating Employer, and all Participants and other Employees shall remain subject to discharge to the same extent as if the 2009 UGI SERP had never been adopted.
Sec. 10.03    Severability of Provisions. If any provision of the 2009 UGI SERP shall be held invalid or unenforceable, such validity or unenforceability shall not affect any other provisions hereof, and the 2009 UGI SERP shall be construed and enforced as if such provision had not been included.
Sec. 10.04    Heirs, Assigns and Personal Representatives. The 2009 UGI SERP shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Sec. 10.05    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the 2009 UGI SERP, and shall not be employed in the construction of the 2009 UGI SERP.
Sec. 10.06    Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.
Sec. 10.07    Controlling Law. The 2009 UGI SERP shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, exclusive of conflict of law provisions thereof, to the extent not preempted by Federal law, which shall otherwise control.
Sec. 10.08    Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Participating Employers, the Board, the Administrative Committee, the Compensation Committee and all other parties with respect thereto.
Sec. 10.09    Lost Payees. A benefit shall be deemed forfeited if the Administrative Committee is unable to locate a Participant to whom payment is due; provided, however, that such benefit shall be reinstated if a claim is made by the proper payee for the forfeited benefit.

Sec. 10.10    Reliance on Data and Consents. The Participating Employers, the Board, the Compensation Committee, the Administrative Committee, all fiduciaries with respect to the 2009 UGI SERP, and all other persons or entities associated with the operation of the 2009 UGI SERP, and the provision of benefits thereunder, may reasonably rely on the truth, accuracy and completeness of all data provided by the Participant, including, without limitation, data with respect to age, health and marital status. Furthermore, the Participating Employers, the Board, the Compensation Committee, the Administrative Committee and all fiduciaries with respect to the 2009 UGI SERP may reasonably rely on all consents, elections and designations filed with the 2009 UGI SERP or those associated with the operation of the 2009 UGI SERP by any Participant, or the representatives of any such person without duty to inquire into the genuineness of any such consent, election or designation. None of the aforementioned persons or entities associated with the operation of the 2009 UGI SERP or the benefits provided under the 2009 UGI SERP shall have any duty to inquire into any such data, and all may rely on such data being current to the date of reference, it being the duty of the Participants to advise the appropriate parties of any change in such data.
Sec. 10.11    Taxation.
(a)    The 2009 UGI SERP is intended to comply with section 409A of the Code. Notwithstanding anything in the 2009 UGI SERP to the contrary, allocations to the 2009 UGI SERP shall be made consistent with section 409A, and distributions may only be made under the 2009 UGI SERP upon an event and in a manner permitted by section 409A of the Code. All payments under the 2009 UGI SERP shall be subject to applicable tax withholding. Distributions upon termination of employment shall only be made upon the Participant’s “separation from service” under section 409A of the Code, and in no event may a Participant designate the calendar year of a payment.
(b)    If a Participant is subject to tax under the Federal Insurance Contribution Act (FICA) before distributions are to be made under the 2009 UGI SERP, a distribution may be made under the 2009 UGI SERP to pay the FICA tax imposed under section 3101 of the Code, section 3121(a) of the Code, and section 3121(v)(2) of the Code, or to pay the income tax at source on wages imposed under section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 of the Code wages and taxes. The total payment made pursuant to this subsection must not exceed the aggregate FICA and related tax amount permitted under section 409A of the Code.

SCHEDULE A

PARTICIPATING EMPLOYERS

1.	UGI Corporation

2.	UGI Utilities, Inc.

3.	UGI Penn Natural Gas, Inc.

4.	UGI Central Penn Gas, Inc.

5.	UGI Energy Services, Inc., effective as of October 1, 2010